Exhibit 99.1

                 ROCKWELL MEDICAL TECHNOLOGIES, INC. REPORTS Q2;
                  INCREASED R&D SPENDING FOR SFP DRUG APPROVAL

    WIXOM, Mich., Aug. 9 /PRNewswire-FirstCall/ -- Rockwell Medical Technologies, Inc. (Nasdaq: RMTI), a leading, innovative manufacturer of hemodialysis products and developer of specialty pharmaceuticals focused on the end-stage-renal-disease market (ESRD), reported its second quarter and six month results today which included increased spending on product development and drug approval costs for soluble ferric pyrophosphate (SFP). Second quarter 2006 loss per share was ($.13) with $.12 per share spending on SFP. First half 2006 loss per share was ($.16) which included $.16 per share spending on SFP.

    Business and Financial Highlights for the quarter and year to date included:

    Second Quarter Financial Highlights:

     *  Sales of $5.9 million were $1.9 million lower than second quarter 2005.
     * Sales decreased primarily due to a delay in filling an international order for dialysis kits.
     * Domestic sales increased 9.1% in the second quarter compared to the second quarter of 2005.
     * Dri-Sate Dry Acid Concentrate volume increased 10% sequentially over the first quarter of 2006.
     *  Net loss was ($1,509,057) which included $1,311,085 in R&D costs.
     * Net loss per share was ($.13), which included R&D costs of $.12 per share for SFP, vs. EPS of $.01 last year.

    SFP Development Highlights -- 2006 to date:

     * Successfully completed financing to begin funding FDA approval process for SFP.
     * Commenced non-clinical testing program consisting of 19 toxicity and safety pharmacology studies.
     *  Met with FDA to discuss plans for commercialization of SFP.
     *  Received FDA feedback on SFP product development plans in June.
     *  Advanced clinical plan, incorporating FDA recommendations.
     *  Continued preparation to commence pivotal studies in late 2006.
     *  National Institutes of Health (NIH) study protocol filed with FDA.
     *  Manufactured SFP concentrate for use in NIH funded $500.000 study.
     *  Western Institutional Review Board approved protocol for NIH SFP study.
     * NIH nine month SFP study on track to begin enrollment in third quarter of 2006.

    First Half 2006 Financial Highlights:

     * Sales of $12.0 million were $1.4 million or 10.3% lower than the first half of 2005.
     * Sales to our major international distributor were $3 million lower in the first half of 2006.
     * Domestic sales increased 16.1% over the first half of 2005. * Independent and smaller chain account sales increased 28.7% over the first half of 2005.
     * Net loss per share was ($.16) which included R&D costs of $.16 per share for SFP vs. first half 2005 EPS of $.02.

    Mr. Robert L. Chioini, Chairman and Chief Executive Officer of Rockwell Medical Technologies, Inc. stated, "Regarding our SFP progress, we are on schedule and actively working towards FDA market approval. Our second quarter and year-to-date results were consistent with our expectations for both our SFP development progress and our financial investment to accomplish that objective. Our timeline for commencing our final clinical studies remains on schedule. We are also pleased with the progress of our on-going non-clinical testing program for SFP."

    With respect to first half sales results, Mr. Chioini stated, "Our domestic concentrate business is progressing as we anticipated. Our independent and regional chain volume increased 29% in the first half of the year. In the near term, we are encouraged by the developments in our competitive marketplace as we continue to secure additional concentrate business at higher prices than in the past. Regarding our international business, our sales results were impacted by the order pattern of our major international distributor which serves a single customer for us and which ordered $3 million less in the first half of 2006 compared to 2005. We are advised that orders from this distributor will increase in the second half of 2006."

    Rockwell is actively working towards FDA market approval for its proprietary iron-delivery product SFP, which is designed to provide physiological iron maintenance therapy for hemodialysis patients with end stage renal disease. The U.S. market for intravenous iron products is estimated to be approximately $400,000,000 while the global market is believed to be over $750,000,000. The Company anticipates that pivotal studies will commence in the fourth quarter of 2006. SFP was successfully tested in an FDA Phase 2 clinical trial and was shown to be safe and effective at maintaining iron stores at targeted levels. Non-clinical safety, pharmacology and toxicity testing continuing throughout 2006 have had favorable results and been in line with expectations.

    Rockwell will be hosting a conference call to review its results and business developments on Wednesday, August 9, 2006 at 11:00 am EDT. Investors are encouraged to dial in a few minutes in advance of the call at 888-896-0862 or may listen on the web at http://orion.calleci.com/servlet/estreamgetevent?id=7067&folder=default using
Windows Media Player. See www.rockwellmed.com for more details and playback options.

    Rockwell Medical Technologies, Inc. is a leading, innovative manufacturer and developer of concentrates and specialty pharmaceuticals focused on improving the quality of care for dialysis patients. Dialysis is a process that duplicates kidney function for those patients whose kidneys have failed to work properly and who suffer from chronic kidney failure, a condition also known as end-stage-renal-disease (ESRD). There are an estimated 350,000 dialysis patients in the United States and the incidence of ESRD has increased approximately 3-5% on average each year over the last five years. Rockwell manufactures, markets and delivers high-quality dialysis solutions, powders and ancillary products that are used to cleanse the ESRD patient's blood and replace nutrients in the bloodstream. Rockwell's proprietary formulations for iron-delivery and vitamin/carnitine-delivery, utilizing its dialysate as the delivery mechanism, are designed to provide replacement therapy with unprecedented patient safety and efficacy while eliminating nursing time and supply cost. Rockwell offers the proprietary Dri-Sate Dry Acid Concentrate Mixing System, RenalPure(R) Liquid Acid Concentrate, SteriLyte(R) Liquid Bicarbonate Concentrate, RenalPure(R) Powder Bicarbonate Concentrate, Blood Tubing Sets, Fistula Needles and a wide range of ancillary dialysis items. Visit Rockwell's website at www.rockwellmed.com for more information.

    Certain statements in this press release with respect to Rockwell's business and operations, including statements regarding FDA approval, the potential of Rockwell's proprietary Soluble Ferric Pyrophosphate (SFP) to capture market share, potential for sales growth, expected customer orders, etc. constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management's expectations and are based upon currently available information. Management of Rockwell believes the expectations reflected in the forward-looking statements made in this press release are based upon reasonable assumptions. However, certain factors could occur that might cause actual results to vary. These include, but are not limited to, delays or failure to obtain FDA approval of SFP, failure to obtain medicare or private insurance reimbursement approval, general economic conditions, economic conditions in the hemodialysis industry, modified regulatory requirements, competitive factors, and other factors discussed in Rockwell's reports filed with the Securities and Exchange Commission. These forward-looking statements should be considered in light of these risks and uncertainties.

              Rockwell Medical Technologies, Inc. and Subsidiary

                         Consolidated Income Statements

      For the three and six months ended June 30, 2006 and June 30, 2005

                                 (Whole dollars)
                                   (Unaudited)

                                              Three           Three           Six            Six
                                              Months          Months          Months         Months
                                              Ended           Ended           Ended          Ended
                                             June 30,        June 30,        June 30,       June 30,
                                               2006            2005            2006           2005
                                           ------------    ------------    ------------   ------------
Sales                                      $  5,869,253    $  7,791,033    $ 12,031,156   $ 13,410,541

Cost of Sales                                 5,404,107       6,980,588      10,782,701     11,930,680
Gross Profit                                    465,146         810,445       1,248,455      1,479,861
Selling, General and
 Administrative                                 693,935         652,045       1,319,777      1,250,305
Research and Product
 Development                                  1,311,085          36,422       1,759,822         85,821
Operating Income (Loss)                      (1,539,874)        121,978      (1,831,144)       143,735
Other Income                                          -               -               -        137,468
Interest Income
  (Expense), net                                 30,817         (36,522)         32,869        (86,532)
 Net Income (Loss)                         $ (1,509,057)   $     85,456    $ (1,798,275)  $    194,671

Basic Earnings (Loss)
 per Share                                 $       (.13)   $        .01    $       (.16)  $        .02

Diluted Earnings (Loss)
 per Share                                 $       (.13)   $        .01    $       (.16)  $        .02

              Rockwell Medical Technologies, Inc. And Subsidiary

                           Consolidated Balance Sheets

                  As of June 30, 2006 and December 31, 2005

                                 (Whole Dollars)
                                   (Unaudited)

                                                   June 30,     December 31,
                                                    2006            2005
                                                ------------    ------------
     ASSETS

Cash and Cash Equivalents                       $  4,748,427    $    299,031
Accounts Receivable, net of a reserve of
 $86,000 in 2006 and $70,000 in 2005               2,476,690       2,836,072
Inventory                                          2,544,896       2,051,819
Other Current Assets                                 472,883         193,158
  Total Current Assets                            10,242,896       5,380,080
Property and Equipment, net                        2,375,080       2,430,222
Intangible Assets                                    450,295         394,819
Goodwill                                             920,745         920,745
Other Non-current Assets                             131,542         134,794
  Total Assets                                  $ 14,120,558    $  9,260,660

 LIABILITIES AND SHAREHOLDERS' EQUITY

Short Term Borrowings                           $          -    $  1,800,000
Notes Payable & Capitalized Lease Obligations        498,800         522,439
Accounts Payable                                   1,566,277       1,795,393
Accrued Liabilities                                  560,714         530,749
Customer Deposits                                     80,916          33,558
  Total Current Liabilities                        2,706,707       4,682,139

Long Term Notes Payable &
 Capitalized Lease Obligations                       443,220         733,723

  Shareholders' Equity:
Common Shares, no par value, 11,455,583 and
 8,886,948 shares issued and outstanding          22,967,523      12,628,539
Common Share Purchase Warrants, 0 and
 3,591,385 shares issued and outstanding                   -       1,414,876
Accumulated Deficit                              (11,996,892)    (10,198,617)
Total Shareholders' Equity                        10,970,631       3,844,798

Total Liabilities And Shareholders' Equity      $ 14,120,558    $  9,260,660

SOURCE  Rockwell Medical Technologies, Inc.
    -0-                             08/09/2006
    /CONTACT: Ronald J. Aubrey, Investor Relations, 1-866-565-6139, or Thomas Klema, CFO, +1-248-960-9009, both of Rockwell Medical Technologies, Inc./
    /Web site:  http://www.rockwellmed.com /